Filed pursuant to rule 424(b)(3)
Registration Statement No. 333-135029
PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED AUGUST 21, 2006)
PROSPECTUS
UP TO 1,550,134 SHARES OF
SPECTRUM PHARMACEUTICALS, INC.
COMMON STOCK
     This prospectus supplement no. 1 relates to the offer and sale of up to 1,550,134 shares of our common stock by the selling stockholders named in the prospectus dated August 21, 2006 (the “Prospectus”). This prospectus supplement no. 1 should be read in conjunction with the Prospectus.
     In connection with our 2006 acquisition of all the oncology drug assets of Targent, LLC, as the successor to Targent, Inc. (“Targent”), Targent is eligible to receive contingent consideration, in the form of either cash or shares, upon the satisfaction of certain milestones. As a result of the satisfaction of one such milestone in 2007, we are issuing 125,000 shares of our common stock, as directed by Targent, to the individuals named in the Selling Stockholders table below. Pursuant to this prospectus supplement no. 1, as required by our registration rights agreement with Targent, we are registering for resale 41,665 of those 125,000 shares. Other than in respect of the asset purchase agreement relating to the acquisition and transactions contemplated thereby, there are no material relationships between the Company and Targent.
     The information appearing in the table below, as of the date hereof, supplements the information in the table appearing under the heading “Selling Stockholders” in the Prospectus, and, where the name of the selling stockholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding the selling stockholder supersedes the information in the Prospectus. This table only provides beneficial ownership information with respect to selling stockholders who are receiving shares of our common stock in connection with the achievement of a milestone related to the acquisition of certain assets from Targent, as described above.

	Shares of Common Stock			Shares of Common Stock
	Beneficially Owned			Beneficially Owned
	Before Offering			Following the Offering(1)
			Number of Shares
		% of	of Common Stock		% of
Name	Number	Class	Offered Hereby	Number	Class
Robert F. Johnston	288,519	*	22,898	265,621	*
Hephaestos II Trust UAD 12/31/1991	21,014	*	1,668	19,346	*
Lynn D. Johnston	28,183	*	2,237	25,946	*
Trust F/B/O William Johnston 11/6/1978	10,329	*	820	9,509	*
William Johnston Trust 07-15-1999	17,752	*	1,409	16,343	*
William M. Johnston GST 6-1-2004	6,679	*	530	6,149	*
Trust F/B/O Bradford Johnston 11/6/1978	29,639	*	2,352	27,287	*
Bradford D. Johnston GST dtd 1/29/02	5,121	*	406	4,715	*
Trust F/B/O Alexandra Johnston 11/06/78	29,639	*	2,352	27,287	*
Alexandra F. Johnston Trust DTD 2-25-2004	5,121	*	406	4,715	*
Targent Pharmaceuticals, LLC	12,264	*	973	11,291	*
Seth Lederman	4,451		353	4,098	*
Eli R. Lederman	25,608	*	2,032	23,576	*
James Bell	403	*	32	371	*
Bayard Henry	4,325	*	343	3,982	*
Peter Melhado	1,421	*	113	1,308	*
Lysander, LLC	4,778	*	1,593	3,185	*
Patrick Maguire	1,536	*	122	1,414	*
Ernest Mario	2,713	*	904	1,809	*
Stephen K. Carter	1,536	*	122	1,414	*

•	less than 1%

(1)	Assumes the sale by the selling stockholders of all of the shares of common stock available for resale under this prospectus supplement.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” IN OUR FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006 AND OTHER DOCUMENTS INCORPORATED BY REFERENCE INTO THE PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 22, 2007